As filed with the Securities and Exchange Commission on August 2, 2013.

Registration No. 333-167122

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERITUS CORPORATION

(Exact name of registrant as specified in its charter)

Washington	91-1605464
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

EMERITUS CORPORATION AMENDED AND RESTATED STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Robert C. Bateman

Executive Vice President-Finance and Chief Financial Officer

Emeritus Corporation

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121

(206) 298-2909

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

David McShea

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The Registrant is filing this post-effective amendment to deregister certain securities originally registered on the Registration Statement on Form S-8 (SEC File No. 333-167122) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on May 27, 2010 with respect to 200,000 shares of the Registrant’s common stock, par value $0.0001 per share (the “Common Stock”), registered pursuant to the Registrant’s Amended and Restated Stock Option Plan for Non-employee Directors (the “Directors Plan”).

At the Registrant’s 2013 Annual Meeting of Shareholders held on May 29, 2013, the Registrant’s shareholders approved an amendment of the Registrant’s Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) which, among other amendments, authorized the issuance of (i) 134,000 shares not issued or subject to outstanding options under the Directors Plan as of May 29, 2013, the date of the Registrant’s 2013 Annual Meeting of Shareholders, and (ii) up to a maximum of 255,000 shares subject to outstanding options under the Directors Plan as of May 29, 2013 that subsequently expire or terminate without being exercised. Following shareholder approval of the amendment of the 2006 Plan, the Directors Plan terminated for purposes of new grants under that plan. Accordingly, the Registrant hereby deregisters those 134,000 shares previously available for issuance under the Directors Plan that are now authorized for issuance under the 2006 Plan (the “Carryover Shares”). As of August 2, 2013, an aggregate of 230,000 shares remain subject to outstanding options under the Directors Plan. The Registration Statement (as well as prior registration statements filed with respect to shares issuable under the Directors Plan) will remain in effect to cover the potential issuance of shares pursuant to the terms of those outstanding options.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant is filing a registration statement on Form S-8 with the Commission to register, among other shares, the Carryover Shares authorized for issuance pursuant to the 2006 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8. Exhibits.

Exhibit Number	Description

24.1+	Power of Attorney (see signature page)

+	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 1st day of August, 2013.

EMERITUS CORPORATION

By	/s/ Robert C. Bateman
Robert C. Bateman
Executive Vice President – Finance and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes Granger Cobb or Robert C. Bateman, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Post-Effective Amendment No. 1 to the Registration Statement or the Registration Statement, including any and all post-effective amendments thereto, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated on August 1, 2013.

Signature	Title
/s/ Granger Cobb Granger Cobb	Director, President and Chief Executive Officer (Principal Executive Officer)

/s/ Robert C. Bateman Robert C. Bateman	Executive Vice-President – Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Daniel R. Baty Daniel R. Baty	Chairman of the Board

/s/ H. R. Brereton Barlow H. R. Brereton Barlow	Director

/s/ Stanley L. Baty Stanley L. Baty	Director

/s/ Bruce L. Busby Bruce L. Busby	Director

/s/ Stuart F. Koenig Stuart F. Koenig	Director

Signature	Title

/s/ James R. Ladd James R. Ladd	Director

/s/ Richard W. Macedonia Richard W. Macedonia	Director

/s/ Robert E. Marks Robert E. Marks	Director

EXHIBIT INDEX

Exhibit Number	Description

24.1+	Power of Attorney (see signature page)

+	Filed herewith